EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Advaxis, Inc. on Form S-8 [File Nos. 333-130080 and 333-210285] and Form S-3 [File Nos. 333-194009 and File No. 333-203497] of our report dated January 9, 2017, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2016 and 2015 and for the years ended October 31, 2016, 2015 and 2014 and our report dated January 9, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Advaxis, Inc. as of October 31, 2016, which reports are included in this Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2016.

/s/ Marcum llp
Marcum llp
New York, NY
January 9, 2017